SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) June 21, 2001

                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                      0-12957                    22-2372868
(State or other jurisdiction          (Commission                 (IRS Employer
      of incorporation)               File Number)               Identification)


                20 Kingsbridge Road, Piscataway, New Jersey 08854
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (732) 980-4500



                                       NA
          (Former name or former address, if changed since last report

Item 5. Other Events

     Enzon, Inc. announced today the private placement of $400 million principal amount of 4 1/2% Convertible Subordinated Notes due 2008. The offering, which was made through initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, is expected to close on June 26, 2001. Enzon has also granted the initial purchasers of the notes an option to purchase up to an additional $60 million in principal amount of the notes. The notes are convertible into Enzon common stock, at a conversion price of $70.98 per share, subject to adjustment in certain events. Enzon has agreed to file a registration statement for the resale of the notes and the common stock issuable upon conversion of the notes within 90 days after the closing of the offering.

     Enzon intends to use the proceeds of the sale for general corporate purposes, including its internal discovery and development programs and the development of new technologies, general working capital and possible future acquisitions.

     The securities have not been registered under the Securities Act of 1933, as amended, and, unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

     This shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities. This is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

     Except for the historical information herein, the matters discussed in this Form 8-K include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based upon a number of factors which are described in the Company's Form 10-K, Form 10-K/A, Form 10-Qs and Form 8-Ks on file with the SEC, including without limitation, risks in obtaining and maintaining regulatory approval for indications and expanded indications, market acceptance of and continuing demand for Enzon's products and the impact of competitive products and pricing.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 21, 2001

                                                    ENZON, INC.
                                     -------------------------------------------
                                                   (Registrant)




                                 By:  /s/ KENNETH J. ZUERBLIS
                                     -------------------------------------------
                                     Kenneth J. Zuerblis
                                     Vice President, Finance and Chief Financial
                                        Officer